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EXHIBIT 99.10

Opinion and Consent of Counsel
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September 1, 1987


Pacific Select Fund
700 Newport Center Drive
P.O. Box 7500
Newport Beach, California  92660

Dear Sirs:

In connection with the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest (the "Shares") of the Pacific Select Fund (the "Fund"), we have examined such matters as we have deemed necessary, and we are of the opinion that:

(i) The Fund is a business trust duly organized and existing under the laws of Massachusetts;

(ii) The authorized capital of the Fund consists of an unlimited number of shares, par value of .001 per share; and

(iii) Assuming that the Fund or its agent receives consideration for such shares in accordance with the provisions of its Agreement and Declaration of Trust and that such shares are sold in compliance with the Securities Act of 1933, the Investment Company Act of 1940, and terms of its Agreement and Declaration of Trust, each of such authorized shares of beneficial interest will be legally and validly issued and will be fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Fund's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933 of an indefinite number of shares of beneficial interest of the Trust and to the use of our name in the related prospectus, and any amendments thereto.

Very truly yours,

Dechert Price & Rhoads